BLG

Exhibit 5.2 BLG PLLC 30 South 9th Street, Suite 700 Minneapolis, MN 55402 +1 612 404 1009 BLGtaxlaw.com
April 1, 2024
Solventum Corporation
3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, MN 55144

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We are acting as counsel to Solventum Corporation, a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof for the purpose of registering deferred compensation obligations of the Company (the “Deferred Compensation Obligations”) pursuant to the Solventum VIP Excess Plan (the “Plan”).
For purposes of this opinion letter, we have examined the Plan, the Registration Statement, resolutions adopted by the Company’s Board of Directors, and all such other corporate records of the Company, as well as made such investigation of matters of fact and law and examined such other documents as we have deemed necessary for rendering the opinion hereinafter expressed. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.
Our opinion hereinafter expressed is limited to the General Corporation Law of the State of Delaware, the laws of the State of Minnesota, and the federal laws of the United States of America. For purposes of this opinion letter, we have assumed that the Plan has been established and is intended to be maintained as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended, which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ BLG PLLC